Exhibit 99.1

COHEN & COMPANY REPORTS FOURTH QUARTER & FULL YEAR 2019 FINANCIAL RESULTS

Philadelphia and New York, March 5, 2020 – Cohen & Company Inc. (NYSE American: COHN), a financial services firm specializing in fixed income markets, today reported financial results for its fourth quarter and full year ended December 31, 2019.

Summary Operating Results

	Three Months Ended			Year Ended
($ in thousands)	12/31/19	9/30/19	12/31/18	12/31/19	12/31/18
Total revenues	$16,090	$11,267	$15,621	$49,666	$49,386
Compensation and benefits	6,159	7,017	6,425	25,972	25,385
Non-compensation operating expenses	5,897	4,693	6,908	19,653	20,342
Operating income	4,034	(443)	2,288	4,041	3,659
Interest expense, net	(2,255)	(1,536)	(2,282)	(7,584)	(8,487)
Income (loss) from equity method affiliates	(188)	(109)	-	(553)	-
Income (loss) before income tax expense (benefit)	1,591	(2,088)	6	(4,096)	(4,828)
Income tax expense (benefit)	394	(170)	418	(523)	(841)
Net income (loss)	1,197	(1,918)	(412)	(3,573)	(3,987)
Less: Net income (loss) attributable to the noncontrolling interest	423	(702)	6	(1,519)	(1,524)
Net income (loss) attributable to Cohen & Company Inc.	$774	$(1,216)	$(418)	$(2,054)	$(2,463)
Fully diluted net income (loss) per share	$0.56	$(1.06)	$(0.37)	$(1.81)	$(2.14)

•	Revenues during the three months ended December 31, 2019 increased $4.8 million from the prior quarter and $0.5 million from the prior year quarter.

o	The increase from the prior quarter was comprised primarily of (i) an increase of $3.8 million in net trading from higher activity in the Company’s GCF Repo and Gestational Repo businesses, (ii) an increase of $1.3 million in new issue and advisory revenue related to origination fees in the Company’s European fund business, partially offset by (iii) a decrease of $0.2 million in asset management revenue due primarily to the successful liquidation of the Company’s Munda CLO and payment of $0.5 million in related success fees in the third quarter of 2019.

o	The increase from the prior year quarter was comprised primarily of (i) an increase of $3.2 million in net trading from higher activity in the Company’s GCF Repo and Gestational Repo businesses, (ii) an increase of $0.7 million in principal transactions due to more revenue from the Company’s CLO and other equity investments, partially offset by (iii) a decrease of $2.9 million in asset management revenue due primarily to the successful auction and liquidation of an Alesco CDO, and the accompanying $3.0 million of subordinated management fees in arrears that were recorded, in the prior-year quarter, and (iv) a decrease of $0.5 million in new issue and advisory related to lower origination fees recorded in the current quarter.

•	Compensation and benefits expense as a percentage of revenue was 38% for the three months ended December 31, 2019, compared to 62% for the three months ended September 30, 2019, and 41% for the three months ended December 31, 2018. Compensation and benefits expense as a percentage of revenue was 52% for the year ended December 31, 2019, compared to 51% for the year ended December 31, 2018. The number of Cohen & Company employees was 94 as of December 31, 2019, compared to 90 as of September 30, 2019, and 88 as of December 31, 2018.

•	Non-compensation operating expenses during the three months ended December 31, 2019 increased $1.2 million from the prior quarter and decreased $1.0 million from the prior year quarter. The increase from the prior quarter was primarily due to higher professional fees and revenue-driven clearing and execution cost in the current quarter. The decrease from the prior year quarter was due primarily to lower consulting fees in the current quarter; the prior year quarter included a $1.2 million referral fee due to a consultant related to U.S. insurance origination and $1.0 million due to a subadvisor as the result of the successful auction and liquidation of one of the Alesco CDOs that included receipt of $3.0 million of subordinated management fees in arrears.

•	Interest expense during the three months ended December 31, 2019 increased $0.7 million from the prior quarter and was comparable to the prior year quarter. The changes in quarterly interest expense are primarily driven by fluctuation in interest on redeemable financial instruments, which is driven by certain groups’ revenue or profit.

•	Income (loss) from equity method investments relates to the Company-sponsored insurance SPAC, which completed its initial public offering in March 2019, and has eighteen months from its initial public offering to consummate a business combination.

•	As of December 31, 2019, total equity was $48.8 million, compared to $42.4 million as of December 31, 2018. On December 30, 2019, the Company received a capital contribution from Daniel G. Cohen, the Company’s Chairman and Chief Executive of its European Operations, and the DGC Family Fintech Trust, a trust established by Mr. Cohen, valued at $7.8 million.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “We are pleased with our results from the fourth quarter, as we began to see the benefits from strategic investments in our mortgage business. Our TBA, Gestational Repo, and GCF Repo businesses have reached all-time highs in terms of volume and revenues. Additionally, our Chairman Daniel G. Cohen and a trust established by Daniel contributed capital of $7.8 million this quarter, further stabilizing our capital base and solidifying Daniel’s continued confidence in the Company. We continue to believe that the initiatives underway will generate long-term value for our shareholders, and we are focused on enhancing these results going forward.”

Conference Call

The Company will no longer hold conference calls in connection with the release of its quarterly and annual financial results.

About Cohen & Company

Cohen & Company is a financial services company specializing in fixed income markets. It was founded in 1999 as an investment firm focused on small-cap banking institutions but has grown to provide an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and matched book repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial (Europe) Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of December 31, 2019, the Company managed approximately $2.8 billion in fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. As of December 31, 2019, 79.7% of the Company’s assets under management were in collateralized debt obligations that Cohen & Company manages, which were all securitized prior to 2008. The Principal Investing segment is comprised primarily of investments that we have made for the purpose of earning an investment return rather than investments made to support our trading, matched book repo, or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “ might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from new or expanded businesses, (i) unanticipated market closures due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) the possibility that payments to the Company of subordinated management fees from its European CLO will continue to be deferred or will be discontinued, and (l) the possibility that the stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except per share data)

	Three Months Ended			Year Ended
	12/31/19	9/30/19	12/31/18	12/31/19	12/31/18
Revenues
Net trading	$12,299	$8,479	$9,106	$38,172	$29,298
Net interest income - Repo / Rev Repo
Asset management	1,795	2,018	4,708	7,560	12,536
New issue and advisory	1,580	250	2,105	1,831	2,979
Principal transactions	276	310	(466)	1,521	3,825
Other revenue	140	210	168	582	748
Total revenues	16,090	11,267	15,621	49,666	49,386
Operating expenses
Compensation and benefits	6,159	7,017	6,425	25,972	25,385
Business development, occupancy, equipment	926	770	759	3,402	2,995
Subscriptions, clearing, and execution	2,950	2,403	2,209	9,682	8,627
Professional services and other operating	1,942	1,440	3,855	6,251	8,459
Depreciation and amortization	79	80	85	318	261
Total operating expenses	12,056	11,710	13,333	45,625	45,727
Operating income (loss)	4,034	(443)	2,288	4,041	3,659
Non-operating income (expense)
Interest expense, net	(2,255)	(1,536)	(2,282)	(7,584)	(8,487)
Income (loss) from equity method affiliates	(188)	(109)	-	(553)	-
Income (loss) before income tax expense (benefit)	1,591	(2,088)	6	(4,096)	(4,828)
Income tax expense (benefit)	394	(170)	418	(523)	(841)
Net income (loss)	1,197	(1,918)	(412)	(3,573)	(3,987)
Less: Net income (loss) attributable to the noncontrolling interest	423	(702)	6	(1,519)	(1,524)
Net income (loss) attributable to Cohen & Company Inc.	$774	$(1,216)	$(418)	$(2,054)	$(2,463)

Earnings per share

Basic
Net income (loss) attributable to Cohen & Company Inc.	$774	$(1,216)	$(418)	$(2,054)	$(2,463)
Basic shares outstanding	1,125	1,144	1,118	1,137	1,152
Net income (loss) attributable to Cohen & Company Inc. per share	$0.69	$(1.06)	$(0.37)	$(1.81)	$(2.14)
Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$774	$(1,216)	$(418)	$(2,054)	$(2,463)
Net income (loss) attributable to the convertible noncontrolling interest	523	(645)	6	(1,231)	(1,524)
Net interest attributable to convertible debt	374	-	-	-	-
Income tax and conversion adjustment	(123)	79	(206)	246	390
Enterprise net income (loss)	$1,548	$(1,782)	$(618)	$(3,039)	$(3,597)
Basic shares outstanding	1,125	1,144	1,118	1,137	1,152
Unrestricted Operating LLC membership units exchangeable into COHN shares	581	532	532	544	532
Additional dilutive shares	1,051	-	-	-	-
Fully diluted shares outstanding	2,757	1,676	1,650	1,681	1,684
Fully diluted net income (loss) per share	$0.56	$(1.06)	$(0.37)	$(1.81)	$(2.14)

COHEN & COMPANY INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2019
	(unaudited)	December 31, 2018
Assets
Cash and cash equivalents	$8,304	$14,106
Receivables from brokers, dealers, and clearing agencies	96,132	129,812
Due from related parties	466	793
Other receivables	46,625	12,072
Investments - trading	307,852	301,235
Other investments, at fair value	14,864	13,768
Receivables under resale agreements	7,500,002	7,632,230
Investment in equity method affiliate	3,799	-
Goodwill	7,992	7,992
Right-of-use asset - operating leases	7,155	-
Other assets	8,433	3,621
Total assets	$8,001,624	$8,115,629

Liabilities
Payables to brokers, dealer, and clearing agencies	$241,261	$201,598
Due to related parties
Accounts payable and other liabilities	20,295	11,452
Accrued compensation	4,046	5,254
Deferred income
Trading securities sold, not yet purchased	77,947	120,122
Securities sold under agreements to repurchase	7,534,443	7,671,764
Deferred income taxes	1,339	2,017
Lease liability - operating leases	7,693	-
Redeemable financial instruments	16,983	17,448
Debt	48,861	43,536
Total liabilities	7,952,868	8,073,191

Equity
Voting nonconvertible preferred stock	27	5
Common stock	12	12
Additional paid-in capital	68,714	68,591
Accumulated other comprehensive loss	(915)	(908)
Accumulated deficit	(34,519)	(31,926)
Total stockholders' equity	33,319	35,774
Noncontrolling interest	15,437	6,664
Total equity	48,756	42,438
Total liabilities and equity	$8,001,624	$8,115,629

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	James Golden or Andrew Squire
Executive Vice President and	212-355-4449
Chief Financial Officer	jgolden@joelefrank.com or asquire@joelefrank.com
215-701-8952
investorrelations@cohenandcompany.com

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